Exhibit 10.1

Amendment No. 2

to

Employment Agreement of Scott M. Cattanach

This agreement is entered into as of this 22nd day of February, 2007 and constitutes an amendment (“Amendment No. 2”) to that certain employment agreement dated April 10, 2003, and as first amended on April 13, 2005 (as so amended, the “Agreement”) by and between Peoples State Bank, Wausau, Wisconsin, a Wisconsin banking corporation (the “Bank”), and Scott M. Cattanach, of Wausau, Wisconsin (“Mr. Cattanach”).

WHEREAS, this Amendment No. 2 constitutes a notice that no further extensions of the term of the Agreement shall be made under the terms of the Agreement as now in effect; and

WHEREAS, the Bank and Mr. Cattanach wish to amend the Agreement in order to adjust the term of the Agreement; and

The parties agree as follows:

1.

Defined Terms.  Each term, when used in this Amendment No. 2, shall have the same meaning as such term in the Agreement.

2.

Term.  Paragraph 2 of the Agreement shall be amended to read as follows:

2.

Term.  The term of this agreement shall commence on the Commencement Date and shall end at midnight on the Expiration Date.  For purposes of this agreement, the term “Expiration Date” shall mean the first to occur of (a) the date of Mr. Cattanach’s death, or (b) the later of (1) July 1, 2009, and (2) the date to which the term of this agreement has most recently been extended pursuant to the following sentence.  On July 1, 2009, and each subsequent July 1, the term of this agreement shall automatically be extended for one calendar year; provided, however, that automatic extensions of the term of this agreement (and, consequently, the Expiration Date) pursuant to this sentence shall cease on the first to occur of (x) either the Bank or Mr. Cattanach giving to the other, not less than 90 days prior to the Expiration Date of the original or any extended term, a written notice that no, or no further, as the case may be, automatic extensions of the term of this agreement shall thereafter occur, but the giving of such a notice shall not affect any previous extensions, or (y) Mr. Cattanach’s 66th birthday.  The term “Term of Employment” shall mean the period beginning on the Commencement Date and ending on the earlier of the Expiration Date or the date on which Mr. Cattanach’s employment is terminated pursuant to paragraphs 5 or 8; provided, however, that for purposes of Mr. Cattanach’s entitlement to any severance benefit pursuant to such paragraphs, Mr. Cattanach shall be deemed to have incurred a termination of employment with the Bank only on such date on which his employment has been terminated by the Bank, each other member of the controlled group of corporations of which the Bank is a member, and each other entity under common control with the Bank, and has thereby incurred a separation from service within the meaning of Code Section 409A(a)(2)(A) (a “Separation from Service”).

3.

Change of Control Severance Benefit.  Paragraph 8(d)(i)(B) of the Agreement shall be amended to read as follows:

(B) the amount equal to 300% of Mr. Cattanach’s annual salary as most recently in effect pursuant to paragraph 4(a);

4.

Ratification of Employment Agreement.  Except as otherwise provided in paragraphs 2 and 3 of this Amendment No. 2, all terms of the Agreement are hereby ratified and confirmed and remain in full force and effect.

IN WITNESS WHEREOF, the Bank and Mr. Cattanach have caused this instrument to be executed as of the date first written above.

PEOPLES STATE BANK

By:  PATRICK L. CROOKS

Patrick L. Crooks

As its Chairman of the Board

SCOTT M. CATTANACH

Scott M. Cattanach